Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

NI Holdings, Inc. (“NI Holdings,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Articles of Incorporation (the “Articles of Incorporation”) and our Bylaws (the “Bylaws”). The summary is not complete, and is qualified by reference to our Articles of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Articles of Incorporation, our Bylaws, and the applicable provisions of the North Dakota Business Corporation Act for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock. As of December 31, 2019, there were 22,119,380 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable.

Listing

Our common stock is listed and principally traded on the NASDAQ Capital Market under the symbol “NODK”.

Voting Rights

Each holder of shares of our common stock is entitled to one (1) vote for each share held of record by such holder on the applicable record date on all matters submitted to a vote of shareholders of common stock. Pursuant to our Articles of Incorporation, shareholders are not entitled to cumulate their votes for election of directors.

Dividend Rights

Under the North Dakota Business Corporation Act, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for the payment of dividends must come from either proceeds of offerings retained by us or dividends paid to us by our subsidiaries. Therefore, the restrictions on our subsidiaries’ ability to pay dividends affect our ability to pay dividends.

Rights upon Liquidation

In the event of any liquidation, dissolution or winding up of any of our subsidiaries, we, as holder of all of the capital stock of our subsidiaries, would be entitled to receive all assets of such subsidiaries after payment of all debts and liabilities. In the event of liquidation, dissolution or winding up of NI Holdings, each holder of shares of our common stock would be entitled to receive a portion of our assets, after payment of all of our debts and liabilities. If any preferred stock is issued, the holders thereof are likely to have a priority in liquidation or dissolution over the holders of the common stock.

Other Rights and Preferences

Holders of our common stock do not have preemptive rights with respect to any additional shares of common stock. The common stock is not subject to call for redemption.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Certain Anti-Takeover Effects

Certain provisions of our Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for shareholders seeking to bring business before our annual meeting of shareholders or to nominate candidates for election as directors at our annual meeting of shareholders and specify certain requirements regarding the form and content of a shareholder’s notice. These provisions might preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders if the proper procedures are not followed.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Articles of Incorporation, could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Issuance of Preferred Stock. Pursuant to our Articles of Incorporation, the board of directors of NI Holdings has authority to issue preferred stock from time to time and to fix and determine, by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.

Limitations on Stockholder Ability to Act by Written Consent or Call Meetings. During any period in which Nodak Mutual Group, Inc. holds at least a majority of the outstanding shares of common stock, shareholders may approve by written consent any action that could be taken at a meeting of shareholders of NI Holdings, provided that such written consent is executed by shareholders who own of record shares having the right to cast the number of votes required to approve such action at a meeting of shareholders of NI Holdings. Except as provided in the first sentence above, no action required to be taken or which may be taken at any annual or special meeting of shareholders of NI Holdings may be taken without a meeting, and the power of the shareholders of NI Holdings to consent in writing to action without a meeting is specifically denied. A special meeting of the shareholders of NI Holdings may be called only by: (i) the Chief Executive Officer, (ii) the Executive Committee of the board of directors, or (iii) two-thirds of the members of the board of directors of NI Holdings.

Classified Board. The Company’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by the Company’s shareholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of the Company’s shareholders, with the other classes continuing for the remainder of their respective three-year terms.

Mergers, Sale of Assets, Liquidation Approval.  Our Articles of Incorporation provide that any merger, consolidation, sale of assets or similar transaction involving the Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by two-thirds of the members of the board of directors. If the transaction is approved in advance by two-thirds of the members of the board of directors, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required.

Prohibition of Ownership and Voting of Shares in Excess of 10%.  Our Articles of Incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person other than Nodak Mutual Group, Inc. (whether an individual, company or a group acting in concert, as defined) from acquiring voting control, as defined. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of the outstanding stock of NI Holdings. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A group acting in concert includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the board of directors acting solely in their capacity as the board of directors. This provision will not apply to any person or entity if two-thirds of the members of the board of directors approve in writing the acquisition by such person or entity of beneficial ownership of shares with more than 10% of the total voting power of the outstanding stock of NI Holdings.

Under this provision, shares of common stock, if any, owned in excess of 10% will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, these excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction will not be applicable to other shareholders if their voting power increases above 10% as a result of application of this provision to another shareholder.